Exhibit 10.6

HECLA MINING COMPANY

EXECUTIVE AND SENIOR MANAGEMENT

LONG-TERM PERFORMANCE PAYMENT PLAN

(As Amended and Restated December 1, 2015)

Article I
Introduction

This instrument constitutes the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (the “Plan”), as amended and restated effective January 1, 2015.

Article II
Plan Purpose and Objectives

Plan objectives include:

●	Focusing managing attention on key activities and initiatives. We want key decision makers to allocate time and energy to those key activities that drive the Company’s performance.

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Encouraging open and frequent communications. We want key decision makers to openly communicate with their peers regarding their ideas and suggested approaches in order to assist the Company in achieving its goals.

●	Establish meaningful, challenging and achievable performance targets. We want to provide a financial incentive for individuals to seek to meet achievable performance targets.

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Recognize contribution to long-term growth objective efforts. Every position is important and contributes to the day-to-day success of the Company. However, a few individuals hold positions that can have long-term and dramatic impact on the future of the Company. Because these efforts are so critical, it is important to recognize both the individual contributions as well as the team contributions.

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Attract and retain high caliber executives and senior management. Compensation is an important consideration in a high caliber leader’s willingness to join and stay with a top-performing organization. This Plan helps meet this important objective by providing key leaders the opportunity to earn above industry standard total compensation through personal and organizational performance.

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Link Participant interests to those of the Company’s shareholders. Our entire compensation philosophy is based on achieving performance results that are in the best interest of our shareholders and provides them the opportunity to realize wealth through our performance.

Article III
Duration of the Plan

The Plan commenced effective January 1, 2003 and shall remain in effect, subject to the right of the Compensation Committee to amend or terminate the Plan at any time. Under this Plan, a new performance period begins each calendar year and runs for multiple year periods. Payment, if earned, is made in the year following the performance period. The following table provides an example of how the Plan works using overlapping three-year performance periods.

Example Overlapping Performance Periods

Performance
Period	2015	2016	2017	2018	2019	2020

1				Payment 1

2					Payment 2

3						Payment 3

In this example, the first performance period will run from January 1, 2015 through December 31, 2017. The first performance payout, if earned, would be made in 2018. The next performance period, if approved by the Compensation Committee to be a three year period, will run from January 1, 2016 through December 31, 2018. The payout for this period, if earned, would be made in 2019.

The purpose of having multiple year performance periods is to recognize that some activities require significant periods of time to be implemented and for measurable results to accrue. Multiple year periods also provide the opportunity to adjust performance activities to keep on track toward performance targets. Starting a new plan period each year provides the opportunity to adjust for new conditions and circumstance or priorities. For example, a merger or acquisition could change the nature and level of subsequent year targets. Such an event would not change non-matured plan periods target but would be taken into account in future Plan periods.

Article IV
Eligibility

Upon the recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will establish participation eligibility requirements. Initially, eligibility will be restricted to those key executives and senior managers whose activities and decisions have a direct impact on the long-term strategic performance of the Company. These individuals constitute “Eligible Employees” for purposes of the Plan. As used hereunder, “Participant” shall mean any Eligible Employee approved for participation by the Compensation Committee. The Compensation Committee, with the recommendation of the Chief Executive Officer, shall have the sole discretionary authority to determine which employees shall be Eligible Employees for purposes of participation in the Plan.

A.     New Eligible Employees

Eligible Employees hired after a performance period has commenced will be eligible to participate in the Plan on a prorated basis, and participate fully as of the beginning of the next new performance period that begins after their date of hire with the Company.

B.     Promotion and/or Salary Changes

Promotion and/or salary changes that may affect the basis for determining the target number of performance units a Participant may be eligible to receive will be adjusted on a pro-rated basis for non-matured plans.

C.     Reassignment and/or Relocation

Position reassignment, change in job scope or relocation that may affect the basis for determining the number or performance units a Participant may be eligible to receive may be adjusted on a pro-rated basis for any non-matured plans.

D.     Leaves of Absence

Eligibility to continue participation in any non-matured or future performance periods on a pro-rata basis preceding and after the effective dates of an approved leave of absence will be at the sole discretion of the Chief Executive Officer.

E.     Death

Beneficiaries of a Participant who dies during a performance period, and who has participated in prior performance periods not reaching maturity, will be entitled to a pro-rated share of the target performance award within seventy-five days of the Participant’s death.

F.     Retirement

A Participant who retires during a performance period will be eligible to receive a pro-rated share of target awards, if earned, for any performance period for which the Participant was eligible and which have not reached maturity.

G.     Disability

Eligibility to continue participation in any non-matured performance periods on a pro-rata basis preceding and after the dates of a disability will be at the sole discretion of the Chief Executive Officer. A Participant is deemed as being Disabled if they meet one of the following requirements: (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan; or (C) the Participant is determined to be totally disabled by the Social Security Administration.

H.     Voluntary Separation from Service

Participants who separate from the service of the Company will not be eligible to receive any long-term incentive award from any non-matured performance plan periods. The determination of whether any Participant has separated from the service with the Company shall be made in accordance with Section 409A of the Code, and Treasury Regulations §1.409A-1(h) issued thereunder.

I.     Involuntary Separation from Service

Eligible Participants, whose separation from the service of the Company is involuntary, other than as provided in this description, will not be eligible to receive any long-term incentive award from any non-matured performance periods. The Chief Executive Officer retains the authority to review each such instance and may make pro-rata awards under non-matured plans at his sole discretion.

J.     Change of Control

Eligible Participants will receive a pro-rated share of targeted awards upon the event of a change of control. A change of control shall be deemed to have occurred upon the change in ownership of the Company, a change in effective control of the Company or change in the ownership of a substantial portion of the assets of the Company, as defined under Treasury Regulations § 1.409A-3(i)(5).

K.     No Acceleration or Additional Deferral

No Participant in the Plan shall be entitled to accelerate the payment of their performance awards hereunder to a date that precedes the otherwise applicable payment dates. Once a Participant, or their Beneficiary, becomes entitled to receive a performance hereunder, distribution of such amount cannot be deferred for any reason except to the extent that the Participant made a timely election to defer payment under the Hecla Mining Company Key Employee Deferred Compensation Plan.

Article V
Plan Value Potential

Each Participant will receive a number of performance units at the beginning of each performance period. Performance units will be dollar-denominated units whose payment and/or value is contingent upon performance as determined by the Compensation Committee. The nominal target value for each performance unit will be determined by the Compensation Committee in its discretion.

Article VI
Performance Measures

Long-term performance targets, measures, or objectives should reflect the long-term strategic objectives of the Company as determined from time to time. For all Participants other than the Chief Executive Officer, performance targets and their measurement criteria will be recommended for each performance period by the Chief Executive Officer to the Compensation Committee for approval by the Compensation Committee. The performance targets and measurement criteria for the Chief Executive Officer must be approved by the Compensation Committee. Specific performance targets and measurement criteria may change from one performance period to the next.

Once set for a performance period, performance targets, measurers, or objectives are not expected to change. It is expected that significant events causing the Company’s long-term strategy to change will change the targets, measurers or objectives to change subsequent performance periods. However, it is in the discretion of the Compensation Committee to change targets, measurers, or objectives.

Article VII
Performance Award Value

Periodically, the Compensation Committee may establish a procedure, target or range of outcomes that could provide the basis for determining the value of the units. Meeting the performance targets (which, for the first performance period are cash flow from operations and gold equivalent resources) will create a performance unit nominal value. However, the value of performance units can be below and above the nominal value, depending upon performance as determined by the Compensation Committee.

Article VIII
Performance Award Distribution

The primary determination on the number of performance units awarded will reflect the objective of providing the potential for a Participant to realize targeted total compensation levels. However, there will be other factors considered including scope of position responsibilities, accountabilities and involvement with specific strategic initiatives, ability to influence outcomes and other factors. In addition, the Compensation Committee, in its sole discretion, may make adjustments to awards earned by Participants in connection with achieving performance targets, and may also make awards to Participants in the event performance targets are not met.

The Compensation Committee will, as soon as practical after the end of the performance period, determine the amount, if any, that will be paid with respect to the performance period. Payments, if any, will be made in one or more installments between January 1 and December 31 of the year following the end of the performance period, except to the extent payment is subject to a Participant election under the Company’s Key Employee Deferred Compensation Plan. Payment may be in the form of cash and/or stock, with any shares of stock being granted under the Company’s 2010 Stock Incentive Plan or subsequent stock incentive plan adopted with shareholder approval.

Participants may elect to defer any performance unit award amounts up to 100% of the award pursuant to the terms of the Company's Key Employee Deferral Plan.

Article IX
Other Information

A.     Regulatory Compliance

The Plan is intended to comply with the provisions of Section 409A of the Code, including the rules, regulations and interpretations issued thereunder. To the extent any provision of the Plan is inconsistent with the aforementioned regulatory requirements, said provisions shall be superseded and the requirements of Section 409A of the Code shall govern and control.

B.     Designation of Beneficiary

Each Participant may provide a written designation of the person(s) or entity(ies) who will be the Beneficiary or contingent Beneficiary, to whom any benefit under the Plan will be paid in the event of the Participant's death. A Participant may change this written designation at any time. The written Beneficiary designation most recently filed before the Participant's death will govern in all cases. The Compensation Committee has the right, but not the obligation, to require that the spouse of the Participant join in the designation of any Beneficiary who is a person other than the Participant's spouse. In the absence of an effective, written, Beneficiary designation, any amount payable to the Participant will be paid to the individual to whom the Participant is married at death, or if the Participant was not married at death, to the Participant's surviving children in equal shares, or if none, to the Participant's estate.

C.     Amendment or Termination of the Plan

The Company, by action of the Compensation Committee, reserves the right to amend, modify, terminate, or discontinue the Plan at any time; and to make or not make any awards, such action shall be final, binding, and conclusive as to all parties.

D.     Correction of Errors

The Compensation Committee may correct errors that occur in the administration of the Plan, which may require the adjustment of a Participant's award. The Compensation Committee has no obligation to notify any affected Participant of such correction. With respect to any power of authority which the Compensation Committee has authority to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

E.     No Employment Guarantee

Nothing in this Plan or in related Plan documents shall confer the Participant any right to continue in the employ of the Company or any subsidiary, or shall interfere with or restrict in any way the rights of the Company or its subsidiaries, which are expressly reserved, to discharge the Participant at an time for any reason whatsoever, with or without cause.

F.     No Assignment

Subject to a Participant’s right to name a Beneficiary under the terms of the Plan, a Participant may not assign, pledge or encumber his or her interest, if any, under the Plan.

G.     Governing Law

The Plan will be governed by the laws of the State of Idaho.

H.     Unfunded States

The benefits hereunder are unfunded and payable solely from the general assets of the Company. No Participant in the Plan has any interest whatsoever in any specific asset of the Company.

I.     Claim Process

The Compensation Committee has the sole discretion to decide all issues of fact, law or interpretation arising under this Plan. Any decision of the Compensation Committee that is not an abuse of discretion must be upheld by a court of law.

J.     No Employment Contract

Nothing contained herein shall be construed to constitute an employment contract.

K.     No Exclusivity

The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power or authority of the Company to adopt such other or additional incentive or compensation arrangements as the Compensation Committee may deem necessary or desirable.

L.     Clawback

All awards and any amounts or benefits received or outstanding under the Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (i) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements. By participating in the Plan, the participant shall be deemed to have acknowledged and consented to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the participant, whether adopted prior to or following the participant’s commencement of participation in the Plan, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

HECLA MINING COMPANY

By:

        Phillips S. Baker, Jr.

        Its: President and CEO